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                                                                EXHIBIT 99(H)(6)


                     AMENDMENT TO TRANSFER AGENCY AGREEMENT


         This Amendment, made as of June 13, 2005 (the "Amendment"), amends the Transfer Agency Agreement dated as of July 1, 2002 (the "Agreement") between The Coventry Group, a Massachusetts business trust (the "Trust"), and BISYS Fund Services, Inc., a Delaware corporation ("BISYS").

         WHEREAS, Pursuant to the Agreement, BISYS performs transfer agency services for each series of the Trust managed by Signal Capital Management, Inc.; and

         WHEREAS, the parties wish to amend the termination provisions of the Agreement;

         NOW THEREFORE, BISYS and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, agree as follows:

         1.       Termination.

                  The parties wish to remove the right of either party to terminate the Agreement upon 120 days advance written notice following the completion of the second full year of the Initial Term. Accordingly, as of the date of this Amendment:

                           (a) The first paragraph of Section 5 of the Agreement is amended by deleting the last sentence thereof, which reads: "In addition, following the completion of the second full year of the Initial Term, this Agreement may be terminated by either party upon 120 days' advance written notice ot [sic] the other.";

                           (b) The fourth paragraph of Section 5 of the Agreement is amended by deleting the last sentence thereof, which reads: "However, this provision shall not apply should termination occur upon 120 days advance written notice given following the completion of the second full year of the Initial Term."; and

                           (c) All other references in the Agreement to such termination right are deleted or modified, as applicable, to give effect to the provisions of this
                           Section 1.

         2.       Miscellaneous.

                  (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

                  (b) This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

                  (c) Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.


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                  (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.


                                      BISYS Fund Services, Inc.


                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title:



                                      The Coventry Group


                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title:


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